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                                                                   EXHIBIT 10.17

                                    AMENDMENT
                                       TO
                     APACHE CORPORATION 401(k) SAVINGS PLAN

Apache Corporation ("Apache") sponsors the Apache Corporation 401(k) Savings Plan (the "Plan"). In section 10.4 of the Plan, Apache reserved the right to amend the Plan from time to time. Apache hereby exercises that right as follows, effective as of the date this amendment is executed, by replacing section 7.2(c) in its entirety with the following.

       (c) Loan Amount. The Committee may establish a minimum loan amount of no more than $500. The Committee may require loans to be made in increments of no more than $100. The amount that a Borrower may borrow is subject to the following limits.

              (i) A Borrower may not borrow more than the sum of the balance in his Participant Before-Tax Contributions Account and the balance in his Rollover Account.

              (ii) At the time the loan from this Plan is made, the aggregate outstanding balance of all the Borrower's loans from all qualified plans maintained by the Company and Affiliated Entities, including the new loan from this Plan, shall not exceed 50% of the Borrower's vested interest in all qualified plans maintained by the Company and Affiliated Entities.

              (iii) For purposes of this paragraph, the term "one-year maximum" means the largest aggregate outstanding balance, on any day in the one-year period ending on the day before the new loan from this Plan is obtained, of all loans to the Borrower from all qualified plans maintained by the Company and Affiliated Entities. For purposes of this paragraph, the term "existing loans" means the aggregate outstanding balance, on the day the new loan is made to the Borrower, of all loans to the Borrower from all qualified plans maintained by the Company and Affiliated Entities, excluding the new loan from this Plan. If the existing loans are greater than or equal to the one-year maximum, then the new loan from this Plan shall not exceed $50,000 minus the existing loans. If the existing loans are less than the one-year maximum, then the new loan from this Plan shall not exceed $50,000 minus the one-year maximum.

                     For purposes of applying the above limits, the vested portion of the Borrower's accounts under this Plan and all other plans maintained by the Company and Affiliated Entities shall be determined without regard to any accumulated deductible employee contributions (as defined in Code section 72(o)(5)(B)), and without regard to any amounts accrued while the Borrower was ineligible to obtain a loan (as described in subsection (a)). Notwithstanding the foregoing, the Committee may, in its sole discretion, establish lesser limits on the amounts that may be borrowed, which limits shall be applied in a non-discriminatory manner. The Committee shall temporarily reduce the amount a Participant may borrow or temporarily prevent the Participant from borrowing, as described in section 13.9, when the Committee is informed that a QDRO affecting the Participant's Accounts is in process or may be in process. No loan shall be made of amounts that are required to be distributed prior to the end of the term of the loan.

                            EXECUTED this 16th day of December, 2005.

                                          APACHE CORPORATION

                                          By: /s/ Jeffrey M. Bender
                                              ----------------------------------

                                          Title: Vice President, Human Resources
                                                 -------------------------------


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